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                                                                   EXHIBIT 10.31
                             CONSULTING AGREEMENT


     This Consulting Agreement, dated this 26th day of April, 1998, by and between VITALINK PHARMACY SERVICES, INC., a Delaware corporation (hereinafter referred to as the "Company") and DONNA L. DENARDO (hereinafter referred to as the "Consultant").

     WHEREAS, the Company desires to retain the Consultant to carry out the services set forth in this Agreement, and the Consultant is willing to provide such services;

     NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, it is agreed as follows:

     1. Engagement as Consultant. The Company engages the Consultant to render consulting services to the Company for the period (the "Consulting Period") beginning on the date of his or her termination of employment with the Company (the "Effective Date") and ending on the day preceding the first anniversary of the Effective Date; provided, however, that this Agreement shall be of no force and effect if the date of the Consultant's termination of employment is after April 30, 1999.

     2. Consulting Services. During the Consulting Period, the Consultant will perform the following services, as reasonably requested by the Chief Executive Officer of the Company: advice and consultation relating to operational and personnel issues. The Consultant shall not be required to maintain any office hours. The parties anticipate that the Consultant's performance of requested services hereunder will consume no more than 1000 hours per year. The Company will provide office support services to the Consultant at a site to be mutually agreeable to the Consultant and the Company. The Consultant shall perform all such services personally.

     3. Other Activities. The Consultant shall be free to accept employment with any organization and to engage in any business enterprise on the Consultant's own behalf during the Consulting Period, provided such employment or other activities do not prevent the satisfactory performance of the consulting services described in Section 2.

     4. Compensation for Services. As compensation for the services to be rendered by the Consultant hereunder, the Company shall pay to the Consultant $17,916.67 per month, payable no later than the last day of the applicable month. If
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the Consultant's services are involuntarily terminated for any reason (including death and disability), all compensation for the remainder of the term of the Consulting Period shall be due and payable in a lump sum in cash within 30 days after such termination.

     5. Reimbursement for Expenses. The Company shall reimburse the Consultant promptly for the Consultant's reasonable out-of-pocket expenses of performing the consulting services described herein. The Consultant shall provide monthly a particularized statement of any such expenses with customary documentation to the Company's Chief Executive Officer, for reimbursement.

     6. Disclosure and Use of Information. The Consultant recognizes and acknowledges that the Company's and its affiliates' present and prospective clients, contracts, development plans, operating data, policies and personnel, as they may exist from time to time, are valuable, special and unique assets of the Company's business. Throughout the Consulting Period and for a period of one year after its termination or expiration for whatever cause or reason, the Consultant shall not directly or indirectly, or cause others to, make use of or disclose to others any information relating to the business of the Company that has not otherwise been made public, including but not limited to the Company's and its affiliates' present or prospective clients, contracts, development plans, operating data and policies.

     7. Notices. Any notice, request or demand given under this Agreement shall be in writing, and shall be delivered personally to the recipient or sent by certified, registered or overnight mail to his/her residence in the case of the Consultant, or to its principal office in the case of the Company.

     8. Waiver of Breach. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     9. Assignment. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective successors and, in the case of the Company, assigns. The obligations of the Consultant hereunder may not be assigned or delegated.

     10. Independent Contractor. The Consultant acknowledges that the Consultant's engagement under this Agreement is
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as an independent contractor and not as an employee of the Company. Accordingly, the Consultant shall be responsible for the payment of all income, self-employment and other taxes on amounts payable to the Consultant hereunder, and the Company shall not withhold any federal, state or local income, payroll or other taxes from the payments made under this Agreement. Nothing in this Agreement shall be construed to authorize the Consultant to incur any debt, liability or obligation of any nature for or on behalf of the Company.

     11. Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

     12. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Illinois without giving effect to the principles thereof relating to conflict of laws.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.


Attest:                                          VITALINK PHARMACY SERVICES,INC.

/s/ Robert W. Horner, III                        By:  /s/ Scott T. Macomber
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Witness:                                         CONSULTANT:

 /s/ Stephen A. Thompson                          /s/ Donna L. DeNardo
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                                                 Donna L. DeNardo